Exhibit 99.1

NewtekOne, Inc. Reports Third Quarter 2023 Financial Results

Company Focuses on Quarter-over-Quarter Sequential Growth

Conference Call Tomorrow 8:30 AM ET

Boca Raton, Fla., November 7, 2023 - NewtekOne, Inc. (Nasdaq: NEWT), announced today its financial and operating results for the three and nine months ended September 30, 2023.

This is NewtekOne's third quarter reporting, and second full quarter reporting, as a financial holding company following the Company's completion of its acquisition of National Bank of New York City ("NBNYC") (renamed Newtek Bank, N.A.) and the withdrawal of its BDC election, on January 6, 2023. NewtekOne now consolidates the results of its former portfolio companies (now subsidiaries) and no longer uses investment company accounting. As a result, some prior-period and year-over-year comparisons are difficult, and we believe it is important to analyze many of our financial metrics on linked-quarter basis. Additionally, when analyzing NewtekOne, we also believe it is important to consider the Company's time-tested, differentiated business model which has provided multiple streams of income from its various businesses, as well as its operating structure which does not use branches, traditional bankers, brokers or business development officers to source business opportunities and instead relies upon the NewTracker(R) system which provides approximately 1,000 unique business referrals each day.

NewtekOne Third Quarter 2023 Financial Highlights

•Net income was $10.0 million, or $0.37 per basic common share, for the three months ended September 30, 2023, a 42.3% increase on a per share basis over net income of $6.9 million, or $0.26 per basic common share, for the three months ended June 30, 2023.
•Net interest income was $8.1 million for the three months ended September 30, 2023; an increase of 42.1% over $5.7 million for the three months ended June 30, 2023.
•Total assets were $1.4 billion at September 30, 2023, unchanged compared to $1.4 billion at June 30, 2023.
•Total borrowings were $648.7 million at September 30, 2023; a decrease of 7.0% from $697.4 million million at June 30, 2023.
•Loans held for investment were $773.9 million at September 30, 2023; an increase of 5.9% over $730.7 million at June 30, 2023.
•Cash and cash equivalents were $223.7 million, including $68.7 million of restricted cash, at September 30, 2023; a decrease of 12.7% from to $256.3 million, including $66.7 million of restricted cash, at June 30, 2023.
•Net interest margin2 was 2.71% for the three months ended September 30, 2023; an increase of 29.7% over 2.09% for the three months ended June 30, 2023.

Exhibit 99.1
•Return on average tangible common equity ("ROTCE") of 22.6% for the three months ended September 30, 2023; an increase of 45.8% over 15.5% for the three months ended June 30, 2023.
•Return on average assets ("ROAA")1,2 of 2.8% for the three months ended September 30, 2023; an increase of 40.0% over 2.0% for the three months ended June 30, 2023.
•Efficiency ratio2 of 67.8% for the three months ended September 30, 2023; a decrease of 12.1% compared to 77.1% for the three months ended June 30, 2023.
•Total risk-based capital ratio2 was 17.7% at September 30, 2023; an increase of 17.2% over 15.1% at June 30, 2023.
•Tier-1 leverage ratio2 was 14.6% at September 30, 2023; an increase of 39.0% over 10.5% at June 30, 2023
•On October 20, 2023, the Company paid its third quarterly cash dividend as a financial holding company of $0.18 per share to shareholders of record as of October 10, 2023.
•The Company is forecasting full year 2023 earnings per share in a range of $1.60 to $1.80, and has met or exceeded its previously issued 2023 quarterly earnings forecasts for the first nine months of 2023.
•The Company is currently forecasting full year 2024 earnings per share in a range of $1.80 to $2.00.

NewtekOne Financial Highlights Nine Months Ended September 30, 2023

•Net income was $28.5 million, or $1.06 per basic common share, for the nine months ended September 30, 2023.
•Net interest income was $18.3 million for the nine months ended September 30, 2023.

Newtek Bank, N.A.

•Total deposits were $432.6 million at September 30, 2023, which represents a 217.4% increase in deposits, compared to $141.6 million in deposits at NBNYC at December 31, 2022.
•Insured deposits represented approximately 83.7% of total deposits at September 30, 2023.
•Net interest margin2 was 3.49% for the three months ended September 30, 2023; an increase of 9.4% over 3.19% for the three months ended June 30, 2023.
•ROTCE1,2 of 39.8% for the three months ended September 30, 2023; an increase of 24.0% over 32.1% for the three months ended June 30, 2023.
•ROAA1,2 of 5.3% for the three months ended September 30, 2023; an increase of 8.2% over 4.9% for the three months ended June 30, 2023.
•Efficiency ratio1,2 of 49.1% for the three months ended September 30, 2023; a decrease of 16.4% compared to 58.7% for the three months ended June 30, 2023.
•Total risk-based capital ratio2 was 25.0% at September 30, 2023, a decrease of 15.0% from 29.4% at June 30, 2023.
•Tier-1 leverage ratio2 was 14.9% at September 30, 2023; a decrease of 11.8% from 16.9% at June 30, 2023.

Lending Highlights

•In April 2023, the Company began funding SBA 7(a) loans out of Newtek Bank with Preferred Lender Program (PLP) status.
•Total SBA 7(a) loan fundings of $209.9 million for the three months ended September 30, 2023; an increase of 7.1% over $195.9 million of SBA 7(a) loans funded for the three months ended June 30, 2023.
•Total SBA 7(a) loan fundings of $554.3 million for the nine months ended September 30, 2023.
•The Company forecasts $830 million in total SBA 7(a) loan fundings for 2023, which would represent a 7.0% increase over 2022.
1 Non-GAAP; reconciliations of non-GAAP financial measures to the most comparable GAAP measures are set forth on the last page of the financial information accompanying this press release.
2 Assets under supervision, capital ratios, risk-weighted assets and, supplementary leverage ratio are preliminary data and subject to change prior to filings with applicable regulatory agencies and our Form 10-Q for the quarter ended September 30, 2023.

Exhibit 99.1
•Newtek Bank closed $17.7 million of SBA 504 loans for the three months ended September 30, 2023; an increase of 7.9% over $16.4 million SBA 504 loans closed for the three months ended June 30, 2023.
•Total SBA 504 loan closings of $82.4 million for the nine months ended September 30, 2023.

Barry Sloane, President, Chairman and CEO commented, "After acquiring National Bank of New York City on January 6, 2023, we were able to fully transition our lending operations to the newly named Newtek Bank, National Association, in the second quarter of 2023, and have now demonstrated, through two full quarters of performance, our ability to perform and deliver strong results to our shareholders. Our unique and forward-thinking business model was able to produce strong results for Newtek Bank, as well as positive performance metrics at NewtekOne, the financial holding company.”

Mr. Sloane continued, “Newtek Bank had a net interest margin of 3.49%; a 9.4% increase from 3.19% from the prior quarter. In addition, return on average assets was 5.3%; a 8.2% increase from 4.9% in the prior quarter, and return on tangible common equity was 39.8%; a 24.0% increase from 32.1% in the prior quarter. The bank’s efficiency ratio for the third quarter 2023 was 49.1%; a 16.4% decrease compared to 58.7% in the second quarter of 2023. We believe all of these metrics demonstrate that Newtek Bank has an extremely bright future based upon its unique business model and opportunities to grow its well-capitalized balance sheet.”

Further commenting on NewtekOne's performance metrics, Mr. Sloane said, “We also demonstrated attractive returns with growth features in NewteOne's non-banking and banking activities. Net interest margin for the third quarter 2023 was 2.71%; a 29.7% increase from 2.09% in the prior quarter, return on average assets was 2.8%; a 40.0% increase from 2.0% in the prior quarter, and return on tangible common equity was 22.6%; a 45.8% increase from 15.5% in the prior quarter. Furthermore, in the third quarter 2023, NewtekOne demonstrated capital levels that we view as above the norm for bank holding companies for CET1 ratio, total risk-based capital ratio, and Tier 1 leverage ratio at 15.1%, 17.7%, and 14.6%, respectively. We believe these metrics leave us well positioned for continued growth, as they are well in excess of regulatory minimums and we believe are above what is typical for conventional banks and bank holding companies.”

Mr. Sloane further commented, “We also achieved SBA 7(a) loan fundings for the third quarter 2023 of $209.9 million and maintained our level of deposits over the second quarter of 2023 and, as such, we believe Newtek Bank is very well positioned to utilize its excess cash to fund loans in the fourth quarter 2023 and the first quarter 2024. We have clearly communicated that deposit gathering in 2023 was focused on bringing in deposits digitally, primarily through high-yield savings accounts, and that our plan for 2024 will be to bring lower-cost deposits in the commercial demand deposit and commercial money market areas that are more transactional in nature and therefore require additional infrastructure and human talent, which is currently being put in place at Newtek Bank. Important to note, is that our non-banking, reoccurring revenue activities at our Newtek Payments, Newtek Insurance, Newtek Payroll and Newtek Technology vertical businesses performed well, with profits growing over 2022 levels. Our non-bank subsidiary business verticals act as an anchor for our business portal, the Newtek Advantage®, which provides direct access to our Newtek business and financial solutions and is a true differentiator for our clients. At the end of October 2023, we rolled out the Newtek Advantage, unveiling this offering to 5,000 existing NewtekOne clients that are now aware of the multiple ways in which NewtekOne can help independent business owner customers become more successful by reducing their risk, growing their revenue, and reducing expenses by partnering with NewtekOne to process their business. During tomorrow’s conference call, we will address how we have integrated our offerings into our technology to make our offerings frictionless and seamless, so that clients can experience how we can assist them in their business to achieve higher levels of efficiency."

Mr. Sloane concluded, “In the third quarter 2023, we are also proud to illuminate the completion of a public SEC-registered debt offering of $40 million, the continued payment of a quarterly $0.18 per share dividend to shareholders and earnings per share of $0.37 to our common shareholders. We continue to progress quarter by quarter as we operate as a financial holding company, and believe analysts and

Exhibit 99.1
investors will become more familiar with our unique model that does not rely on branches, traditional bankers, brokers or business development officers. We look forward to addressing the investment community and analyst community on our conference call tomorrow morning.”

Third Quarter 2023 Conference Call and Webcast

A conference call to discuss the third quarter 2023 financial results will be hosted by Barry Sloane, President, Chairman and Chief Executive Officer, M. Scott Price, Chief Financial Officer, and Nicholas Leger, Chief Accounting Officer, tomorrow, Wednesday, November 8, 2023, 8:30 a.m. ET.

Please note, to attend the conference call or webcast, participants should register online at NewtekOne, Inc. Q3 2023 Financial Results Conference Call. To receive a dial-in number, participants are requested to register at a minimum 15 minutes before the start of the call. The corresponding presentation will be available in the ‘Events & Presentations’ section of the Investor Relations portion of NewtekOne's website at NewtekOne, Inc. Q3 2023 Financial Results Conference Call. A replay of the call with the corresponding presentation will be available on NewtekOne's website shortly following the live presentation and will be available for a period of 90 days.

Note Regarding Dividend Payments

Amount and timing of dividends, if any, remain subject to the discretion of the Company's Board of Directors.

NewtekOne®, Your Business Solutions Company®, is a financial holding company, which along with its bank and non-bank consolidated subsidiaries, provides a wide range of business and financial solutions under the Newtek® brand to the small- and medium-sized business (“SMB”) market. Since 1999, NewtekOne has provided state-of-the-art, cost-efficient products and services and efficient business strategies to SMB relationships across all 50 states to help them grow their sales, control their expenses and reduce their risk.

NewtekOne’s and its subsidiaries’ business and financial solutions include: banking (Newtek Bank, N.A.), Business Lending, SBA Lending Solutions, Electronic Payment Processing, Technology Solutions (Cloud Computing, Data Backup, Storage and Retrieval, IT Consulting), eCommerce, Accounts Receivable Financing & Inventory Financing, Insurance Solutions, Web Services, and Payroll and Benefits Solutions.

Newtek®, NewtekOne®, Newtek Bank, National AssociationTM, Your Business Solutions Company®, Newtek Advantage® and One Solution for All Your Business Needs® are registered trademarks of NewtekOne, Inc.

Note Regarding Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the rules and regulations of the Private Securities Litigation and Reform Act of 1995. Information regarding the Company’s assets under supervision, capital ratios, risk-weighted assets, supplementary leverage ratio and balance sheet data consists of preliminary estimates. These statements and other forward-looking statements herein are based on the current beliefs and expectations of NewtekOne's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. In addition, earnings per share guidance reflects risks, uncertainties and assumptions with respect to facts and circumstances that are beyond our control, in particular concerning interest rates, monetary policy and prevailing economic conditions (including the impacts from a government shutdown ) during the relevant periods, any of which may differ significantly from our assumptions about the applicable period, causing our actual operating results, including our earnings per share, to differ materially from the stated guidance. See “Note Regarding Forward-Looking Statements” and the sections entitled “Risk Factors” in our filings with the Securities and Exchange Commission and available on NewtekOne's website (https://investor.newtekbusinessservices.com/sec-filings), and on the Securities and Exchange Commission’s website (www.sec.gov). Any forward-looking statements made by or on behalf of NewtekOne speak only as to the date they are made, and NewtekOne does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Exhibit 99.1
SOURCE: NewtekOne, Inc.

Investor Relations & Public Relations
Contact: Jayne Cavuoto
Telephone: (212) 273-8179 / jcavuoto@newtekone.com

Exhibit 99.1

NEWTEKONE, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (In Thousands, except for Per Share Data)
	September 30, 2023	December 31, 2022
ASSETS	Financial Holding Company (Unaudited)	Investment Company Accounting
Cash and due from banks	$17,646	$53,692
Restricted cash	68,702	71,914
Interest bearing deposits in banks	137,346	—
Total cash and cash equivalents	223,694	125,606
Debt securities available-for-sale, at fair value	33,138	—
Loans held for sale, at fair value	70,467	19,171
Loans held for sale, at LCM	48,450	—
Loans held for investment, at fair value	492,987	505,268
Loans held for investment, at amortized cost, net of deferred fees and costs	280,934	—
Allowance for credit losses	(8,209)	—
Loans held for investment, at amortized cost, net	272,725	—
Federal Home Loan Bank and Federal Reserve Bank stock	3,657	—
Settlement receivable	63,957	—
Joint ventures (cost of $37,865 and $23,314), respectively	40,713	23,022
Controlled investments (cost of $0 and $131,495), respectively	—	259,217
Non-control investments (cost of $1,360 and $1,360), respectively	1,360	1,360
Goodwill and intangibles	27,157	—
Right of use assets	6,502	6,484
Deferred tax asset, net	8,656	—
Servicing assets	36,774	30,268
Other assets	50,697	28,506
Total assets	$1,380,934	$998,902

LIABILITIES AND NET ASSETS
Liabilities:
Deposits:
Noninterest-bearing	$20,316	$—
Interest-bearing	412,243	—
Total deposits	432,559	—
Borrowings	648,700	539,326
Dividends payable	4,769	—
Lease liabilities	7,947	7,973
Deferred tax liabilities, net	—	19,194
Due to participants	21,235	35,627
Accounts payable, accrued expenses and other liabilities	38,691	21,424
Total liabilities	1,153,901	623,544

Shareholders' Equity:
Preferred stock (par value $0.02 per share; authorized 20 shares, 20 and 20 shares issued and outstanding, respectively)	19,738	—
Common stock (par value $0.02 per share; authorized 200,000 shares, 24,645 and 24,609 issued and outstanding, respectively)	491	492
Additional paid-in capital	192,712	354,243
Retained earnings	14,276	20,623

Exhibit 99.1

Accumulated other comprehensive loss, net of income taxes	(184)	—
Total shareholders' equity	227,033	375,358
Total liabilities and shareholders' equity	$1,380,934	$998,902

Exhibit 99.1

NEWTEKONE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In Thousands, except for Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023 Financial Holding Company	2022 Investment Company	2023 Financial Holding Company	2022 Investment Company
Interest income
Debt securities available-for-sale	$437	$—	$1,083	$—
Loans and fees on loans	23,232	8,804	60,341	23,915
Interest from affiliates	—	753	—	2,087
Other interest earning assets	3,068	—	6,580	—
Total interest income	26,737	9,557	68,004	26,002
Interest expense
Deposits	5,211	—	10,738	—
Notes and securitizations	11,005	5,488	28,806	14,433
Bank and FHLB borrowings	2,443	1,331	10,127	2,695
Notes payable related party	—	98	—	284
Total interest expense	18,659	6,917	49,671	17,412
Net interest income	8,078	2,640	18,333	8,590
Provision for credit losses	3,446	—	7,339	—
Net interest income after provision for credit losses	4,632	2,640	10,994	8,590
Noninterest income
Dividend income	388	7,224	1,397	20,051
Loan servicing asset revaluation	(1,951)	(1,624)	(1,566)	(3,964)
Servicing income, net of amortization	4,604	3,575	13,304	9,931
Net gains on sales of loans	12,718	14,767	32,452	49,953
Net gain (loss) on loans under the fair value option	2,802	(3,908)	13,069	(12,415)
Technology and IT support income	5,495	—	18,667	—
Electronic payment processing income	11,192	—	32,196	—
Other noninterest income	7,648	5,264	22,594	9,381
Total noninterest income	42,896	25,298	132,113	72,937
Noninterest expense
Salaries and employee benefits expense	15,300	4,772	53,837	14,380
Technology services expense	2,738	—	10,007	—
Electronic payment processing expense	4,816	—	14,159	—
Professional services expense	3,168	1,509	9,766	4,322
Other loan origination and maintenance expense	3,403	8,296	9,791	21,900
Depreciation and amortization	812	58	2,517	181
Loss on extinguishment of debt	—	—	—	417
Other general and administrative costs	4,308	1,823	13,814	5,619
Total noninterest expense	34,545	16,458	113,891	46,819
Net income before taxes	12,983	11,480	29,216	34,708
Income tax expense	3,011	118	671	175
Net income	9,972	11,362	28,545	34,533

Exhibit 99.1

NEWTEKONE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In Thousands, except for Per Share Data)

Dividends to preferred shareholders	(400)	—	(1,049)	—
Net income available to common shareholders	$9,572	$11,362	$27,496	$34,533

Earnings per share:
Basic	$0.37	$0.47	$1.06	$1.43
Diluted	$0.37	$0.47	$1.06	$1.43

Exhibit 99.1

Reconciliation of GAAP to Non-GAAP Financial Measures
The information provided below presents a reconciliation of each of our non-GAAP financial measures to the most directly comparable GAAP financial measure.

(dollars and number of shares in thousands)	As of and for the three months ended
Newtek Bank, N.A.	September 30, 2023	June 30, 2023
Return on Average Tangible Common Equity
Numerator: Net Income (Loss) (GAAP)	$7,831	$5,974
Average Total Shareholders' Equity (non-GAAP)	81,043	76,838
Deduct: Average Goodwill and Intangibles (non-GAAP)	2,146	2,195
Denominator: Tangible Average Common Equity (non-GAAP)	$78,897	$74,643
Return on Average Tangible Common Equity (non-GAAP)	39.8%	32.1%

Return on Average Assets
Numerator: Net Income (GAAP)	$7,831	$5,974
Denominator: Average Assets (non-GAAP)	584,182	485,633
Return on Average Assets (non-GAAP)	5.3%	4.9%

Efficiency Ratio
Numerator: Non-Interest Expense (GAAP)	$14,759	$16,243
Net Interest Income (GAAP)	5,089	3,771
Non-Interest Income (GAAP)	24,984	23,920
Denominator: Total Income	$30,073	$27,691
Efficiency Ratio (non-GAAP)	49.1%	58.7%

Exhibit 99.1

(dollars and number of shares in thousands)	As of and for the three months ended
NewtekOne, Inc.	September 30, 2023	June 30, 2023
Return on Average Tangible Common Equity
Numerator: Net Income (GAAP)	$9,972	$6,853
Average Total Shareholders' Equity (non-GAAP)	222,390	224,956
Deduct: Preferred Stock (GAAP)	19,738	19,738
Average Common Shareholders' Equity (non-GAAP)	202,652	205,218
Deduct: Average Goodwill and Intangibles (non-GAAP)	27,445	27,889
Denominator: Average Tangible Common Equity (non-GAAP)	$175,207	$177,329
Return on Tangible Common Equity (non-GAAP)	22.6%	15.5%

Return on Average Assets
Numerator: Net Income (GAAP)	$9,972	$6,853
Denominator: Average Assets (non-GAAP)	1,435,365	1,341,534
Return on Average Assets (non-GAAP)	2.8%	2.0%

Efficiency Ratio
Numerator: Non-Interest Expense (GAAP)	$34,545	$40,149
Net Interest Income (GAAP)	8,078	5,673
Non-Interest Income (GAAP)	42,896	46,428
Denominator: Total Income	$50,974	$52,101
Efficiency Ratio (non-GAAP)	67.8%	77.1%

Tangible Book Value Per Share
Total Shareholders' Equity (GAAP)	$227,033	$221,215
Deduct: Goodwill and Intangibles (GAAP)	27,157	27,595
Numerator: Total Tangible Book Value (non-GAAP)	$199,876	$193,620
Denominator: Total Number of Shares Outstanding	24,645	24,615
Tangible Book Value Per Share (non-GAAP)	$8.11	$7.87

Tangible Book Value Per Common Share
Total Tangible Book Value (non-GAAP)	$199,876	$193,620
Deduct: Preferred Stock (GAAP)	19,738	19,738
Numerator: Tangible Book Value Per Common Share (non-GAAP)	$180,138	$173,882
Denominator: Total Number of Shares Outstanding	24,645	24,615
Tangible Book Value Per Common Share (non-GAAP)	$7.31	$7.06